Exhibit 10.66

PROMISSORY NOTE SECURED BY MORTGAGE

$11,040,000.00	Loan No. 31-0905767
MERS MIN#: 800010100000048867
San Francisco, California
March 2, 2007

1.	PROMISE TO PAY. For value received, the undersigned KBS SABAL VI, LLC, a Delaware limited liability company (“Borrower”), promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), 1320 Willow Pass Road, Suite 205, Concord, California 94520, or at such other place as may be designated in writing by Lender, the principal sum of ELEVEN MILLION FORTY THOUSAND AND NO/100THS DOLLARS ($11,040,000.00) (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2.	SECURED BY MORTGAGE. This Note is secured by, among other things, that Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) (“Mortgage”) of even date herewith given by Borrower for the benefit of Mortgage Electronic Registration Systems, Inc., a Delaware corporation, identifying this Note as an obligation secured thereby and encumbering certain real property described therein (“Property”).

3.	DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Allocated Share” shall mean at any time, and from time to time, an amount expressed as a percentage that is calculated by dividing the cost basis of the Property by the cost basis of all real property owned directly or indirectly by the REIT or the REIT Operating Partnership.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Cash Management Agreement” shall mean that certain Cash Management Agreement (Springing Hard) dated as of the date hereof between Borrower and Lender.

“Cash Management Period” shall mean the occurrence of a Default. A Cash Management Period shall terminate in the event that a Default has been cured.

“CCN Managed Care” means CCN Managed Care, Inc., a Delaware corporation.

“CCN Managed Care Lease” means that certain Lease Agreement dated as of December 9, 2005, by and between NCFLA II Owner LLC, a Delaware limited liability company and CCN Managed Care, as the same has been amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended to date and as further amended from time to time, or any successor statutes thereto, together with applicable regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning stated in the Mortgage.

“Default” shall have the meaning stated in the Mortgage.

“Default Rate” means the lesser of (a) a fixed annual rate equal to 5% plus the Note Rate then in effect at the time of the Default, and (b) the maximum rate of interest permitted under applicable law.

“Defeasance” means the Borrower’s substitution of Collateral and Lender’s release of the lien of the Mortgage upon satisfaction of all of the terms and conditions of Section 9.

“Defeasance Collateral” means obligations or securities selected by Borrower, not subject to prepayment, call or early redemption, each of which qualifies as a “Government security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1 et seq.), together with all revenues and proceeds of such obligations or securities.

“Defeasance Date” means the date upon which the Defeasance is completed.

“Defeasance Option End Date” means July 31, 2011.

“Defeasance Option Period” means the period from and including the Defeasance Option Start Date to and including the Defeasance Option End Date.

“Defeasance Option Start Date” means the earlier of (a) the twenty-fifth Due Date following the Startup Day of any REMIC which holds this Note on the Defeasance Date and (b) three (3) years after the Effective Date.

“Defeasance Property” means any Individual Property or Properties that are released from the lien of the Mortgage as a result of a Partial Defeasance.

“Defeasance Security Agreements” means a pledge and security agreement and an account control agreement, each in form and substance customary in commercial mortgage defeasance transactions.

“Disbursement Date” means the date upon which the Loan proceeds are funded by Lender into escrow in connection with the closing of the Loan.

“Due Date” means the first day of each calendar month during the period commencing on the First Due Date and ending on September 1, 2011.

“Effective Date” means the earlier of (a) the date the Mortgage is recorded in the Public Records of the county where the Property is located and (b) the date Lender authorizes the Loan proceeds to be released to Borrower.

“First Due Date” means April 1, 2007.

“First Interest Only Due Date” means May 1, 2007.

“Ford” means Ford Motor Credit Company, a Delaware corporation.

“Ford Lease” means that certain Lease Agreement by and between Ford and NCFLA II Owner LLC, a Delaware limited liability company, dated as of January 11, 2007.

“Initial Rate” shall have the meaning set forth in the definition of “Note Rate.”

“Intercreditor Agreement” means that certain Intercreditor Agreement dated of even date herewith between Lender and Mezzanine Lender.

“Interest Only Payment Amount” means a monthly payment of accrued interest based on the Note Rate and the outstanding principal balance due on each Due Date commencing on the First Interest Only Due Date and continuing through and including the Maturity Date.

“Loan Documents” means the documents identified as such in Exhibit B.

“Maturity Date” means October 1, 2011.

“Mezzanine Borrower” means KBS REIT ACQUISITION X, LLC, a Delaware limited liability company.

“Mezzanine Lender” means Wells Fargo Bank, National Association.

“Mezzanine Loan” means that certain loan from Mezzanine Lender to Mezzanine Borrower of even date herewith.

“Note Rate” means (a) a fixed annual rate of 5.14% during the period from the Disbursement Date until the Due Date in April, 2009 (the “Initial Rate”) and (b) commencing on the Due Date in April, 2009, through the Maturity Date, a fixed annual rate of 5.84% (the “Revised Rate”).

“Open Period Start Date” means August 1, 2011.

“Permitted REIT Distributions” shall mean, subject to compliance with the provisions of Section 14 hereof, distributions (directly or indirectly) by Borrower to the REIT (which indirectly owns 100% of Borrower) to the extent that, if not distributed to the REIT: (A) the REIT would, as the result of the failure of Borrower to receive cash from the Property, be unable to distribute all REIT taxable income with respect to the Property, or (B) the REIT would, solely as a result of the failure of Borrower to receive cash from the Property, fail to satisfy its obligations to pay REIT Operating Expenses.

“Prepayment Lockout End Date” means July 31, 2011.

“Prepayment Lockout Period” means the period from and including the Effective Date to and including the Prepayment Lockout End Date.

“Projection Period” shall have the meaning set forth in Section 14 hereof.

“Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and any other nationally-recognized statistical rating organization that, in connection with the securitization of the Loan by a REMIC maintains a rating, on the Defeasance Date, of the securities issued by the REMIC.

“REIT” means KBS Real Estate Investment Trust, Inc.

“REIT Distribution Notice” shall have the meaning set forth in Section 14 hereof.

“REIT Operating Expenses” shall mean the Allocated Share of all actual costs, expenses and/or amounts incurred by, or payable or reimbursable by, the REIT or the REIT Operating Partnership for any of the following: (a) charges and fees charged by banks, audit fees, tax preparation fees, legal fees (not including any legal fees incurred by Borrower at the property level or in any litigation or legal matter concerning Lender, including a bankruptcy filing affecting Borrower), accounting consulting fees related to emerging technical pronouncements, tax consulting fees relating to REIT issues, due diligence costs and fees arising from state and local taxes, fees and expenses incurred in connection with annual corporate filings, and local, state and federal income taxes, (b) professional fees related to corporate structuring and/or filings, consulting fees and filing fees arising from SEC reporting requirements including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes-Oxley 404 compliance requirements.

“REIT Operating Partnership” means KBS Limited Partnership, a Delaware limited partnership.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Revised Rate” shall have the meaning set forth in the definition of “Note Rate.”

“Startup Day” means the “startup day” within the meaning of Section 860G(a)(9) of the Code.

“Successor Borrower” means an entity designated by Borrower and approved by Lender using commercial standards customarily applied by prudent institutional mortgage lenders for similar loans, whose sole purpose is to own the Defeasance Collateral delivered by Borrower under Section 12 and assume Borrower’s obligations with respect to the Loan either alone, or together with the Defeasance Collateral for other, previously defeased loans or portions of loans assumed by Successor Borrower which are also held by the REMIC that holds this Note. Successor Borrower shall, in either case, be restricted from taking actions that could result in its bankruptcy or dissolution.

1.	INTEREST; PAYMENTS.

1.1	Interest Accrual. Interest on the outstanding principal balance of this Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis.

1.2	Payments. Monthly payments, each in the Interest Only Payment Amount, shall commence on the First Interest Only Due Date and continue on each Due Date thereafter. In addition, if the Disbursement Date is not the first day of a calendar month, an interest-only payment shall be due on the First Due Date. Borrower acknowledges that the Interest Only Payment Amount was determined using a 30/360 Basis despite the fact that interest on this Note accrues on an Actual /360 Basis. During a Cash Management Period, and on each Due Date thereafter so long as a Cash Management Period is continuing, all deposits and payments shall be made and applied in accordance with Section 4 of the Cash Management Agreement. All interest shall be paid in arrears. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and owing in full. Except as otherwise specifically provided in this Note or the other Loan Documents, all payments and deposits due under this Note or the other Loan Documents shall be made to Lender not later than 12:00 noon, Pacific time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

1.3	Acknowledgments. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (a) a greater portion of each monthly installment of principal and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis; and (b) the unpaid principal balance of this Note on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

1.4	Application of Payments. In the absence of a specific determination by Lender to the contrary, and subject to Borrower’s right to receive Permitted REIT Distributions, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. Subject to the foregoing, Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply any such payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

2.	LATE CHARGE; DEFAULT RATE.

2.1	Late Charge. If all or any portion of any payment (including, without limitation, any payment of any interest, Interest Only Payment amount, impound or other deposit) required pursuant to the Cash Management Agreement or hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the fifth day following the day on which the payment is due, Borrower shall pay a late or collection charge, as liquidated damages, equal to 5% of the amount of such unpaid payment. If all or any portion of the payment due on the Maturity Date is paid after the Maturity Date and on a date which is not the first day of a calendar month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1 are a reasonable estimate of such expenses.

2.2	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on this Note shall bear interest until paid in full at the Default Rate.

3.

MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor any of the other Loan Documents shall require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, neither Borrower nor Borrower’s successors or assigns shall be obligated to pay such excess, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this

Note or any of the other Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.

4.	ACCELERATION. If (a) Borrower shall fail to pay when due any sums payable under this Note following the expiration of notice, grace or cure periods, if any; (b) any other Default shall occur; or (c) any other event or condition shall occur which, under the terms of the Mortgage or any other Loan Document, gives rise to a right of acceleration of sums owing under this Note following the expiration of notice, grace or cure periods, if any, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately due and payable; provided, however, that if the Mortgage or any other Loan Document provides for the automatic acceleration of payment of sums owing under this Note, all sums owing under this Note shall be automatically due and payable in accordance with the terms of the Mortgage or such other Loan Document.

5.	BORROWER’S LIABILITY.

5.1	Limitation. Except as otherwise provided in this Section 5, Lender’s recovery against Borrower under this Note and the other Loan Documents shall be limited solely to the Property and the Collateral.

5.2	Exceptions. Nothing contained in Section 5.1 or elsewhere in this Note or the other Loan Documents, however, shall limit in any way the personal liability of Borrower owed (except that there shall be no recourse under any circumstances to the direct or indirect constituent partners, members, shareholders, directors or officers of Borrower) to Lender (a) for any losses or damages incurred by Lender (including, without limitation, any impairment of Lender’s security for the Loan) with respect to any of the following matters: (i) fraud or willful misrepresentation; (ii) intentional material physical waste of the Property or the Collateral; (iii) failure to pay property or other taxes, assessments or charges (other than amounts paid to Lender for taxes, assessments or charges pursuant to Impounds as defined in Exhibit A and where Lender elects not to apply such funds toward payment of the taxes, assessments or charges owed) when due to the extent that they create liens senior to the lien of the Mortgage on all or any portion of the Property; (iv) failure to deliver any insurance or condemnation proceeds or awards or any security deposits received by Borrower to Lender or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing this Note; (v) failure to apply any rents, royalties, accounts, revenues, income, issues, profits and other benefits from the Property which are collected or received by Borrower during the period of any Default or after acceleration of the indebtedness and other sums owing under the Loan Documents to the payment of: (A) such indebtedness or other sums, (B) the normal and necessary operating expenses of the Property, (C) as otherwise provided under the Loan Documents; or (vi) any breach by Borrower of any covenant in this Note or in the Mortgage regarding Hazardous Materials (as defined in the Mortgage) or any representation or warranty of Borrower regarding Hazardous Materials proving to have been untrue when made; (b) in the event the Property or the Collateral shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding (other than one filed by Lender) which is not dismissed within 90 days of filing; (c) in the event of a Default resulting from a Prohibited Property Transfer (as defined in the Mortgage) or a Prohibited Equity Transfer (as defined in the Mortgage), or (d) in the event of a Default resulting from Borrower’s breach of any covenant contained in Section 3.1, Section 3.2, Section 3.4, or Section 3.5 of Exhibit A hereto.

5.3	No Release or Impairment. Nothing contained in Section 5.1 shall be deemed to release, affect or impair the indebtedness evidenced by this Note or the obligations of Borrower under, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its remedies under this Note and the other Loan Documents, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Note or the other Loan Documents.

5.4	Prevail and Control. The provisions of this Section 5 shall prevail and control over any contrary provisions elsewhere in this Note or the other Loan Documents.

6.	NON-MORTGAGOR BORROWER. If any Borrower is not also a Mortgagor (as defined in the Mortgage), such Borrower hereby makes all representations and warranties contained in Article 5 of the Mortgage, all covenants contained in Section 6.15 of the Mortgage, and all indemnities contained in Section 6.19 of the Mortgage, jointly and severally with the Mortgagor, to and for the benefit of Mortgagee and Mortgagee Group (both as defined in the Mortgage).

7.	MISCELLANEOUS.

7.1	Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

7.2	Waiver of Presentment. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges.

7.3	Delay In Enforcement. No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note or the Mortgage shall constitute a waiver of any breach, default or failure of condition under this Note, the Mortgage or the obligations secured thereby. A waiver of any term of this Note, the Mortgage or of any of the obligations secured thereby must be made in writing signed by Lender, shall be limited to the express terms of such waiver, and shall not constitute a waiver of any subsequent obligation of Borrower. The acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

7.4	Time of the Essence. Time is of the essence with respect to every provision hereof.

7.5	Governing Law. This Note was accepted by Lender in the state of California and the proceeds of this Note were disbursed from the state of California, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Note, the Mortgage and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of California applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests created pursuant thereto and pursuant to the other Loan Documents shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than California governs the Mortgage, this Note and the other Loan Documents.

7.6	Consent to Jurisdiction. Borrower irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of California over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Note or the Loan evidenced hereby; (b) any state or federal court sitting in the state where the Property is located or the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to this Note or the Loan evidenced hereby; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Lender to foreclose the Mortgage or any action brought by the Lender to enforce its rights with respect to the Collateral. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

7.7	Counterparts. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note.

7.8	Heirs, Successors and Assigns. All of the terms, covenants, conditions and indemnities contained in this Note and the other Loan Documents shall be binding upon the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted in this Note or the other Loan Documents.

7.9	Severability. If any term of this Note, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

7.10	Consents and Approvals. Wherever Lender’s consent, approval, acceptance or satisfaction is required under any provision of this Note or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Lender unless such provision expressly so provides.

7.11	Notices. All notices and other communications that are required or permitted to be given to a party under this Note shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the address or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be: (with copies as set forth in Section 15 below)

Borrower:	Lender:

KBS SABAL VI, LLC	Wells Fargo Bank, N.A.
c/o KBS REIT ACQUISITION X, LLC	1320 Willow Pass Road, Suite 205
620 Newport Center Drive, Suite 1300	Concord, CA 94520
Newport Beach, CA 92660	Loan No. 31-0905767
FAX No.: (949) 417-6518	FAX No.: (925) 691-5249

7.12	Exhibits. Exhibits A and B attached hereto are incorporated herein by this reference.

8.	PREPAYMENT - DEFEASANCE ONLY. Borrower acknowledges that any prepayment of this Note will cause Lender to lose its interest rate yield on this Note and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:

8.1	Voluntary Prepayment. Any voluntary prepayment of this Note: (a) is prohibited during the Prepayment Lockout Period, and (b) is permitted in full only, and not in part.

8.2	Prepayment Charge.

a.	Basic Charge. Except as provided below, if this Note is prepaid prior to the Open Period Start Date, whether such prepayment is involuntary or upon acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge equal to the greater of the following two amounts: (i) an amount equal to 1% of the amount prepaid; or (ii) an amount equal to (A) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required under this Note, calculated by discounting such payments from their respective Due Dates (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (B) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means (iii) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (iv) 12.

b.	Additional Charge. If this Note is prepaid on any day other than a Due Date, whether such prepayment is voluntary, involuntary or upon full acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the basic prepayment charge described in Section 8.2 a above and all other sums then due and owing to Lender under this Note and the other Loan Documents) an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred) during the period from and including the prepayment date to and including the last day of the calendar month in which the prepayment occurred.

c.	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from Lender’s application of any insurance proceeds or condemnation awards to the outstanding principal balance of the Loan.

8.3	Effect of Prepayment. No partial prepayment of this Note shall change any Due Date or the Interest Only Payment Amount, unless Lender otherwise agrees in writing.

8.4	Waiver. Borrower waives any right to prepay this Note except under the terms and conditions set forth in this Section 8 and agrees that if this Note is prepaid, Borrower shall pay the prepayment charge set forth above. Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay this Note was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein; and (d) this waiver is intended to comply with California Civil Code Section 2954.10.

Borrower’s Initials:

9.	DEFEASANCE-FULL.

9.1	Borrower Right to Defease. At any time during the Defeasance Option Period, Borrower may elect to effect a Defeasance in accordance with the provisions of this Section 9, at Borrower’s sole cost and expense.

9.2	Conditions. Borrower shall only have the right to cause a Defeasance if all of the following conditions have been satisfied:

a.	Notice. Borrower shall give at least 60 days but not more than 90 days written notice to Lender specifying the Borrower’s intended Defeasance Date. Simultaneously with the delivery of such notice, Borrower shall deposit with Lender an amount estimated by Lender to be sufficient to reimburse Lender’s anticipated expenses in connection with the Defeasance, for which Borrower shall be solely responsible whether or not the Defeasance shall be completed. If any such notice shall have been given by Borrower, Borrower shall be obligated to complete the Defeasance on the Defeasance Date, unless such notice is revoked in writing by Borrower prior to the Defeasance Date. Upon completion of the Defeasance or revocation by Borrower as specified above, Lender shall return any surplus deposit to Borrower;

b.	No Default. No Default shall exist or would exist with notice or passage of time, or both, either on the date of receipt of Borrower’s notice under Section 9.2 a above or on the Defeasance Date;

c.	Payments. Borrower shall pay in full, on or before the Defeasance Date (i) all unpaid interest accruing under this Note to and including the Defeasance Date (or otherwise cause Successor Borrower to assume liability for such interest), (ii) all other sums due under this Note and the other Loan Documents on or before the Defeasance Date, (iii) all escrow, closing, recording, legal, appraisal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance, the release of the lien of the Mortgage on the Property, the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreements and related documentation, and (iv) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of this Note or the Defeasance;

d.	Deliveries. Borrower shall, at Borrower’s sole cost and expense, deliver the following items to Lender on or before the Defeasance Date:

(i)	The Defeasance Collateral, as substitute collateral for the Loan, provided, however, the principal and interest payments under the Defeasance Collateral (without regard to earnings from reinvestment of proceeds) must be, in timing and amounts, sufficient to provide for payment prior, but as close as possible, to (A) all Due Dates occurring after the Defeasance Date, with each such payment being equal to or greater than the amount of the corresponding Interest Only Payment Amount and (B) the Maturity Date (with such payment being equal to or greater than the amount of the principal and interest payment due on the Maturity Date); and provided further, however, that Borrower shall take such actions, enter such agreements and issue such orders or directions (including those specified below), as are necessary or appropriate and in accordance with customary commercial standards to effectuate book-entry transfers and pledges through the book-entry facilities of the institution holding the Defeasance Collateral or otherwise to create and perfect a valid, enforceable, first priority security interest in the Defeasance Collateral in favor of Lender;

(ii)	The Defeasance Security Agreements creating, attaching and perfecting a first priority security interest in favor of Lender in the Defeasance Collateral under the law of the jurisdiction selected by Lender, which agreements shall provide, among other things, that all payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender to amounts then due and payable under this Note;

(iii)	A certificate of Borrower certifying that all of the requirements of this Section 9 have been satisfied;

(iv)	Opinions of counsel for Borrower, addressed to Lender and all Rating Agencies and delivered by counsel satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that (A) Lender has a perfected first priority security interest in the Defeasance Collateral, (B) the Defeasance Security Agreements are enforceable against Borrower in accordance with their terms and (C) any REMIC that holds this Note immediately prior to the Defeasance Date will not, as a result of the Defeasance, fail to maintain its status as a REMIC;

(v)	A certificate, addressed to Lender and all Rating Agencies, from a firm of independent certified public accountants acceptable to Lender, subject only to customary assumptions, qualifications and exceptions, certifying that the Defeasance Collateral satisfies the requirements of Section 9.2 d(i) above and certifying that in no fiscal year of Successor Borrower will the interest earned on the Defeasance Collateral exceed the interest payable for the same period on the Loan under this Note;

(vi)	If this Note is held by a REMIC, written evidence from all of the Rating Agencies that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the Defeasance for any securities representing interests in such REMIC which are then outstanding; and

(vii)	Such other certificates, opinions, documents or instruments as are customary in commercial mortgage defeasance transactions to effect the Defeasance.

e.	Release of Lien. Upon satisfaction of all conditions specified in this Section 9, the Property and the Collateral shall be released from the lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral and the proceeds thereof shall constitute the only collateral securing the obligations of Borrower under this Note and the other Loan Documents. Lender shall, at Borrower’s expense, prepare, execute and deliver any instruments reasonably necessary to release the lien of the Mortgage from the Property and the Collateral. Lender will cooperate with Borrower in structuring the defeasance such that the securities selected by Borrower can be held by a trust or other entity in which Lender is the beneficiary, provided that the same satisfies the requirements of all Rating Agencies and all REMIC requirements for the defeasance.

f.

Assignment and Assumption. In connection with the Defeasance, Borrower shall, at the request of Lender, assign all of its right, title and interest in and to the pledged Defeasance Collateral and all its obligations and rights under this Note and the Defeasance Security Agreements to Successor Borrower.

Successor Borrower shall execute an assumption agreement in form and substance customary in commercial mortgage defeasance transactions, pursuant to which it shall assume Borrower’s obligations under this Note and the Defeasance Security Agreements. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender opinions of counsel addressed to Lender and all Rating Agencies, in form and substance customary in commercial Defeasance transactions and delivered by counsel satisfactory to Lender, and subject only to customary assumptions, qualifications and exceptions, stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms and that this Note and the Defeasance Security Agreements, as so assumed, are enforceable against Successor Borrower in accordance with their respective terms, and that the bankruptcy of any affiliate of Successor Borrower will not affect the assets of Successor Borrower; and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the formation or review of Successor Borrower and the preparation of the assumption agreement and related documentation). Upon such assumption by Successor Borrower, Borrower shall be relieved of its obligations under this Note, the Defeasance Security Agreements and the other Loan Documents other than (iii) representations and warranties made in connection with the Defeasance, (iv) the obligation to effect the Defeasance in accordance with this Section 9, and to provide further assurances as necessary to do so, (v) liability for losses to Lender resulting from an avoidance, rescission or set-aside of the Defeasance as a result of actions taken or suffered by Borrower, and (vi) those obligations which are specifically intended to survive the repayment of the Loan or other termination, satisfaction or assignment of this Note, the Defeasance Security Agreements or the other Loan Documents or Lender’s exercise of its rights and remedies under any of such documents and instruments.

10.	WAIVER OF JURY TRIAL. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

14.	PERMITTED REIT DISTRIBUTIONS. Borrower’s right to make Permitted REIT Distributions shall be subject to the following terms and conditions. At least 14 days prior to the end of the then current Projection Period (as defined below), Borrower shall deliver to Lender: (a) written notice setting forth an estimate of the REIT’s taxable income for the Property and the Permitted REIT Operating Expenses (the “REIT Distribution Notice”) for the immediate succeeding period of no less than one fiscal quarter and no more than one fiscal year (each, a “Projection Period”), which REIT Distribution Notice shall also set forth the amount of cash flow from the Property needed to make Permitted REIT Distributions related to such Projection Period, and (b) written confirmation from Ernst & Young or another “Big 4” accounting firm that the estimate of the REIT’s taxable income generated by the Property for the applicable Projection Period, as reflected in the REIT Distribution Notice, is a reasonable estimate of the same, all in form and substance reasonably acceptable to Lender. Such estimate shall be based on (1) the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the then current calendar year and (2) the REIT’s projected taxable income for the Property and the projected Permitted REIT Operating Expenses for the remainder of such calendar year. Within 30 days following the end of each fiscal quarter, Borrower shall deliver to Lender a statement of the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the immediately ended fiscal quarter and evidence supporting such statement and (A) if the Permitted REIT Distributions made for such fiscal quarter exceeded the estimate set forth in the REIT Distribution Notice applicable to such fiscal quarter, the estimate of the Permitted REIT Distributions for the immediately succeeding fiscal quarter shall be adjusted to reduce the estimated amount of the Permitted REIT Distributions by the amount of such excess and (B) if the Permitted REIT Distributions made for such fiscal quarter was less than the estimate set forth in the REIT Distribution Notice applicable to such fiscal quarter, the estimate of the Permitted REIT Distributions for the immediately succeeding fiscal quarter shall be adjusted to increase the estimated amount of the Permitted REIT Distributions by the amount of such shortfall. Notwithstanding anything stated to the contrary in this Note (including the provisions of Exhibit A attached hereto), Lender acknowledges and agrees that, at all times prior to the Maturity Date, the funding of all reserves and other amounts are expressly subject to the provisions permitting disbursement to Borrower of Permitted REIT Distributions as provided herein.

15.	ADDITIONAL NOTICES. Copies of any notice to the Borrower shall also be sent to the following persons in the same manner as set forth in Section 10.11 above:

Stacie Yamane	Robin Burke
KBS Realty Advisors LLC	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300	1133 21st Street NW, Suite 400
Newport Beach, CA 92660	Washington, DC 20036
FAX No.: (949) 417-6520	FAX No.: (202) 822-1340

L. Bruce Fischer

Morgan, Lewis & Bockius LLP

5 Park Plaza, Suite 1750

Irvine, CA 92614

FAX No.: (949) 399-7001

“BORROWER”

KBS SABAL VI, LLC, a Delaware limited liability company

By:	KBS REIT ACQUISITION X, LLC,
a Delaware limited liability company, its sole member

	By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation, general partner

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

WITNESS/ATTEST:

/s/ Witness Signatory

/s/ Witness Signatory

(ALL SIGNATURES MUST BE WITNESSED BY TWO WITNESSES, AND THE NAMES MUST BE PRINTED BENEATH THE SIGNATURE)

Loan No. 31-0905767

EXHIBIT A TO PROMISSORY NOTE

Additional Terms And Conditions

This Exhibit A is attached to and forms a part of that Promissory Note (“Note”) executed by KBS SABAL VI, LLC, a Delaware limited liability company (“Borrower”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

1.	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY. Borrower hereby authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to Commercial Property Title, LLC. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds, whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.

2.	FINANCIAL STATEMENTS.

2.1	Statements Required. During the term of the Loan and while any liabilities of Borrower to Lender under any of the Loan Documents remain outstanding and unless Lender otherwise consents in writing, Borrower shall provide to Lender the following:

a.	Operating Statement. Not later than 10 days after and as of the end of each calendar month during the period prior to any sale of the Loan, and thereafter not later than 30 days after and as of the end of each calendar quarter, an operating statement, signed and dated by Borrower, showing all revenues and expenses during such month or quarter and year-to-date, relating to the Property, including, without limitation, all information requested under any of the Loan Documents;

b.	Rent Roll. Not later than 10 days after and as of the end of each calendar month during the period prior to any sale of the Loan, and thereafter not later than 30 days after and as of the end of each calendar quarter, a rent roll signed and dated by Borrower, showing the following lease information with regard to each tenant: the name of the tenant, monthly or other periodic rental amount, dates of commencement and expiration of the lease, and payment status;

c.	Balance Sheet. If requested by Lender, not later than 90 days after and as of the end of each fiscal year, a balance sheet, signed and dated by Borrower, showing all assets and liabilities of Borrower; and

d.	Other Information. From time to time, upon Lender’s delivery to Borrower of at least 10 days’ prior written notice, such other information with regard to Borrower, principals of Borrower, guarantors or the Property as Lender may reasonably request in writing.

2.2	Form; Warranty. Borrower agrees that all financial statements to be delivered to Lender pursuant to Section 2.1 shall: (a) be complete and correct; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards acceptable to Lender. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all rent rolls and other information to be delivered to Lender pursuant to Section 2.1 shall not contain any misrepresentation or omission of a material fact.

EXHIBIT A

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3.	IMPOUNDS.

3.1	Tax Impound. Borrower shall deposit with Lender the following amounts (collectively, “Tax Impound”): Upon the occurrence of a Default, and on each Due Date thereafter during the continuance of a Default, an amount estimated from time to time by Lender in its sole discretion to be sufficient to pay the taxes, assessments and other liabilities payable by Borrower under Section 6.9 of the Mortgage (“Taxes”) at least 45 days prior to each date on which Taxes become delinquent (“Delinquency Date”). If Lender determines at any time while a Default exists that that the Tax Impound, if any, will not be sufficient to pay any Taxes at least 45 days prior to the Delinquency Date, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender the amount of such deficiency not more than 10 days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than 45 days prior to the Delinquency Date, Borrower shall deposit the amount of such deficiency with Lender not more than 3 Business Days after Borrower’s receipt of such notice but in no event later than the Business Day immediately preceding the Delinquency Date.

3.2	Insurance Impound. Borrower shall deposit with Lender the following amounts (collectively, “Insurance Impound”): Upon the occurrence of a Default and on each Due Date thereafter during the continuance of a Default, an amount estimated from time to time by Lender in its sole discretion to be sufficient to pay the premiums for insurance required to be maintained by Borrower under Section 6.10 of the Mortgage (“Insurance Premiums”) at least 45 days prior to the date on which the current such insurance policies expire (“Insurance Expiration Date”). If Lender determines at any time while a Default exists that the Insurance Impound, if any, will not be sufficient to pay the Insurance Premiums at least 45 days prior to the Insurance Expiration Date, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender the amount of such deficiency not more that 10 days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than 45 days prior to the Insurance Expiration Date, Borrower shall deposit the amount of such deficiency with Lender not more than 3 Business Days after Borrower’s receipt of such notice but in no event later than the day immediately preceding the Insurance Expiration Date.

3.3	[Intentionally Omitted].

3.4	General TI Impound. Borrower shall deposit with Lender the following amounts (collectively, “General TI Impound”): Upon the occurrence and during the continuance of a Default, an amount equal to $13,125, multiplied by the number of months between the Disbursement Date and the date of the Default, and $13,125 on each Due Date thereafter so long as a Default exists for tenant improvements, leasing commissions and other leasing costs (collectively, “Leasing Costs”) that may be required for new or renewal tenants in the Property. Following Borrower’s cure of the Default creating the General TI Impound, Lender shall disburse all funds from the General TI Impound to Borrower During the continuance of a Default, Lender shall disburse funds from the General TI Impound to Borrower monthly, on a space by space basis. The portion of the General TI Impound to be disbursed with respect to any space (“General TI Impound Allocation”) shall equal an amount determined by multiplying the total number of rentable square feet contained in such space by $21.00 if such space is leased to a new tenant or $8.15 if such space is leased to a renewal tenant. Lender shall disburse funds from the General TI Impound Allocation for any space upon Lender’s receipt and approval of each of the following with respect to such space:

a.	Borrower’s written request for such disbursement, including the name of the tenant and the location and total net rentable square feet contained in such space;

b.	a complete copy of a fully executed new lease of such space or a renewal or extension of the current lease of such space for a term of not less than three years at market rent, certified by Borrower to be such;

c.	with respect to any disbursement which, when added to all prior disbursements, is 90% or less of the original General TI Impound Allocation for such space:

(i)	a reasonably detailed description and cost breakdown of the Leasing Costs to be paid or reimbursed from the disbursement (“Cost Breakdown”);

EXHIBIT A

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(ii)	Borrower’s certification that:

A.	the Cost Breakdown is accurate to Borrower’s actual knowledge, after reasonable investigation and inquiry of the contractor, and all tenant improvements shown in the Cost Breakdown have been completed lien-free, in a workmanlike manner and in accordance with the requirements of the lease and all laws;

B.	Borrower has actually paid or incurred the Leasing Costs to be paid or reimbursed from the disbursement; and

(iii)	if required by Lender, such other evidence as may be reasonably necessary to verify the current accuracy of the certification and any inspection report, the costs of which shall be paid by Borrower; and

d.	with respect to any disbursement which, when added to all prior disbursements, is more than 90% of the original General TI Impound Allocation for such space:

(i)	a current estoppel certificate executed jointly and severally by the tenant of the space and Borrower which shall include, without limitation, their acknowledgment that:

A.	the lease is in full force and effect and neither Borrower nor the tenant is in default thereunder;

B.	all tenant improvements required under the lease have been satisfactorily completed;

C.	all conditions to the tenant’s occupancy of the space and the payment of rent have been satisfied; and

D.	the tenant is in actual occupancy of and conducting business in the space; and

(ii)	if required by Lender, such other evidence as may be reasonably necessary to verify the current accuracy of the estoppel certificate, the costs of which shall be paid by Borrower.

3.5	Capital Expenditures Impound. Borrower shall deposit with Lender the following amounts (collectively, “Capital Expenditures Impound”): Upon the occurrence of a Default, an amount equal to $1,606, multiplied by the number of months between the Disbursement Date and the date of the Default, and $1,606 on each Due Date thereafter so long as a Default exists for payment or reimbursement of the Capital Expenditures (defined below. Following Borrower’s cure of the Default creating the Capital Expenditures Impound, Lender shall disburse all funds from the Capital Expenditures Impound to Borrower.

“Capital Expenditures” shall mean major repairs and replacements to maintain or improve the Property, including, without limitation, structural repairs, roof replacements, HVAC repairs and replacements, mechanical and plumbing repairs and replacements and boiler repair and replacements.

3.6	Cash Management. Borrower shall enter into that certain Cash Management Agreement (Springing Hard) dated as of even date herewith among Borrower, Lender, as “Lender”, and Lender, as “Depository,” which shall govern the collection and disbursement of all Gross Income (as defined in the Cash Management Agreement) during a Cash Management Period.

3.7	Disbursement. Lender shall disburse any Impounds to Borrower through a funds transfer of such Impounds initiated by Lender to the following account or such other account as Borrower specifies in a notice to Lender:

Bank Name:
ABA Routing No.:
Account Name:
Reference:
Advise:

Lender shall determine the funds transfer system and other means to be used in making each such disbursement. Borrower agrees that each such funds transfer initiated by Lender shall be deemed to be a funds transfer properly authorized by Borrower, even if the transfer is not actually properly authorized by Borrower. Borrower acknowledges that Lender shall rely on the account number and ABA routing number set forth above or specified in a notice from Borrower to Lender, even if such account number identifies an account with a name different from the name so specified, or the routing number identifies a bank different from the bank so specified. If Borrower learns of any error in the transfer of any Impounds or of any transfer which was not properly authorized, Borrower shall notify Lender as soon as possible in writing but in no case more than 14 days after Lender’s first confirmation to Borrower of such transfer.

EXHIBIT A

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3.8	General. All deposits required to be made by Borrower under this Section 3 constitute Impounds (as defined in the Mortgage) and reference is made to the Mortgage for other provisions regarding Impounds, including, without limitation, a description of the account(s) into which Impounds shall be deposited. Lender shall have the right to enter upon the Property at all reasonable times to inspect any work for which Impounds are now or hereafter required but Lender shall not be obligated to supervise or inspect any such work or to inform Borrower or any third party regarding any aspect of any such work. Borrower shall pay to Lender all reasonable fees, costs and expenses charged, paid or incurred by Lender from time to time in connection with any request of Borrower for a disbursement of funds from the Impounds (other than the Tax Impound and the Insurance Impound). Borrower authorizes Lender to disburse directly to Lender, from the Impounds or from funds to be disbursed to Borrower from the Impounds, such sums as may be necessary, at any time and from time to time, to pay all such fees, costs and expenses. Notwithstanding anything stated to the contrary in the Loan Documents (but subject to the Lender’s rights to retain a portion of the Termination Payment (as defined in the Deed of Trust) applicable to the CCN Managed Care Lease, as set forth in Section 3.4.I.b of the Deed of Trust), and excluding any cash deposit made by or on behalf of the Borrower in lieu of the Repayment Guaranty, the funding of all Impounds and reserves required hereunder or in any of the other Loan Documents (including, without limitation, for Tax and Insurance Impounds, Deferred Maintenance, Capital Expenditure Impounds and Retenanting Impounds) shall be subject to Permitted REIT Distributions.

4.	TWO-TIME RIGHT OF TRANSFER OF PROPERTY. Notwithstanding anything to the contrary contained in Section 6.15 of the Mortgage, Lender shall, two times only, consent to the voluntary sale or exchange of all of the Property by Mortgagor (as defined in the Mortgage) so long as no Default has occurred and is continuing and all of the following conditions precedent have been satisfied:

4.1	Notice. Lender’s receipt of not less than 60 days’ prior written notice of the proposed sale or exchange;

4.2	Credit Review and Underwriting. Lender’s reasonable determination that the proposed purchaser, the proposed guarantor(s), if any, and the Property all satisfy Lender’s then applicable credit review and underwriting standards, taking into consideration, among other things, (a) any decrease in the Property’s cash flow which would result from any increase in real property taxes due to any anticipated reassessment of the Property for tax purposes and (b) any requirement of Lender that the purposed purchaser satisfy Lender’s then applicable criteria for a single purpose bankruptcy remote entity;

4.3	Experience. Lender’s reasonable determination that the proposed purchaser possesses satisfactory recent experience in the ownership and operation of properties similar to the Property;

4.4	Impounds. Lender’s receipt of such new or increased Impounds as Lender may require, including, without limitation, new or increased Impounds for taxes, insurance, tenant improvements and leasing commissions, capital improvements, capital expenditures and deferred maintenance, and the amendment of the Loan Documents to require the purchaser to make monthly deposits of such new or increased Impounds for such purposes thereafter;

4.5	Documents and Instruments. Lender’s receipt of such fully executed documents and instruments as Lender shall reasonably require, in form and content reasonably satisfactory to Lender, including, without limitation, (a) an assumption agreement under which the purchaser assumes all obligations and liabilities of Borrower under this Note and the other Loan Documents and agrees to such amendments to the Loan Documents as Lender may reasonably require in order to reflect the change in the borrowing entity and principals and any new or increased Impounds and (b) a consent to the sale or exchange by each existing guarantors and a reaffirmation of each guarantor’s obligations and liabilities under each guaranty or the execution of new guaranties by new guarantors reasonably satisfactory to Lender;

4.6	Title Insurance. If required by Lender, delivery to Lender of evidence of title insurance reasonably satisfactory to Lender insuring Lender that the lien of the Mortgage and the priority thereof will not be impaired or affected by reason of such sale or exchange of the Property;

4.7	Assumption Fee. Payment to Lender of an assumption fee equal to 1% of the then outstanding principal balance of this Note, but not less than $15,000;

EXHIBIT A

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4.8	Costs and Expenses. Reimbursement to Lender of any and all costs and expenses paid or incurred by Lender in connection with such sale or exchange and Lender’s consent thereto, including, without limitation, all in-house or outside counsel attorneys’ fees, title insurance fees, appraisal fees, inspection fees, and environmental consultant’s fees and any fees or charges of the applicable Rating Agencies;

4.9	No Downgrade. If required by Lender, delivery to Lender of written evidence from the Rating Agencies that such sale or exchange will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the sale or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding; and

4.10	No Adverse REMIC Event. If required by Lender, delivery to Lender of an opinion of tax counsel, in form and content and issued by tax counsel satisfactory to Lender’s counsel, that such sale or exchange shall not (a) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (b) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.

Lender shall fully release Borrower and each existing guarantor from any further obligation or liability to Lender under this Note and the other Loan Documents upon the assumption by the purchaser and each new guarantor of all such obligations and liabilities and the satisfaction of all other conditions precedent to a sale or exchange in accordance with the provisions of this Section.

5.	PERMITTED MEZZANINE FINANCING. The restrictions on Transfers (as defined in the Mortgage) of ownership interests in Borrower set forth in Section 6.15 of the Mortgage shall not apply to (a) the pledge by Mezzanine Borrower, of its ownership interest in Borrower to Mezzanine Lender as security for the Mezzanine Loan, and (b) the acquisition by Mezzanine Lender of the ownership interests pledged to Mezzanine Lender as security for the Mezzanine Loan described in clause (a) above.

6.	PREPAYMENT.

6.1	The Note contains provisions which permit Full Defeasance Only.

7.	AUTODEBIT.

7.1	Monthly payments are required to be made by automatic debit from an account acceptable to Lender.

EXHIBIT A

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Loan No. 31-0905767

EXHIBIT B TO PROMISSORY NOTE

Loan Documents and Other Related Documents

This Exhibit B is attached to and forms a part of that Promissory Note (“Note”) executed by KBS SABAL VI, LLC, a Delaware limited liability company (“Borrower”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

1.	LOAN DOCUMENTS. The documents numbered 1.1 through 1.10 below of even date herewith (unless otherwise specified) and any amendments, modifications and supplements thereto which have received the prior written approval of Lender and any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Note are collectively referred to as the “Loan Documents”.

1.1	This Note;

1.2	Mortgage;

1.3	State of Delaware Uniform Commercial Code - Financing Statement - Form UCC-1;

1.4	Limited Liability Company Borrowing Certificate;

1.5	Limited Liability Company Certificate Authorizing Limited Liability Company Activity;

1.6	Assignment of Management Contracts;

1.7	Agreement Regarding Required Insurance;

1.8	Cash Management Agreement (Springing Hard);

1.9	Clearing Account Agreement (Soft Lockbox); and

1.10	Autodebit Authorization

2.	OTHER RELATED DOCUMENTS WHICH ARE NOT LOAN DOCUMENTS.

2.1	Agreement for Disbursement Prior to Recording and Amendment to Note;

2.2	Repayment Guaranty;

2.3	Intercreditor Agreement; and

2.4	Delaware Single Member Legal Opinion.

EXHIBIT B

1